Exhibit 23.3
Consent of Independent Auditors
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 26, 2021 (except Note F1, as to which the date is April 20, 2022), with respect to the financial statements of &ever GmbH included in this Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Kalera Public Limited Company.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft
Hamburg, Germany
August 10, 2022